Exhibit 99.1
Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
VALEANT PHARMACEUTICALS SIGNS AGREEMENT
TO ACQUIRE CORIA LABORATORIES, LTD.
-Purchase Expands Valeant’s U.S. Dermatology Business-
     ALISO VIEJO, Calif., September 17, 2008 – Valeant Pharmaceuticals International (NYSE:VRX) today announced that it has signed a definitive agreement to acquire Coria Laboratories, Ltd., a privately-held specialty pharmaceutical company focused on dermatology products in the United States. This transaction significantly expands Valeant’s business in the U.S. and enhances the company’s dermatology franchise through the acquisition of key products which complement its current portfolio. Current annualized net sales are approximately $40 million.
     Under the terms of the agreement, Valeant will purchase all of the outstanding shares of Coria from its parent company, DFB Pharmaceuticals, Inc., and other shareholders for $95 million, subject to certain adjustments. The transaction is expected to close following the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “Valeant is committed to growing our dermatology franchise and this acquisition is a key step in transforming this business in the U.S. and gaining the critical mass and profitability we need,” said J. Michael Pearson, chairman and chief executive officer of Valeant. “The acquisition of Coria provides Valeant with access to a unique product portfolio, which includes both prescription and OTC products, additional pipeline opportunities for the future and a talented dermatology workforce. With the identified synergies between the two companies, we expect this transaction will be accretive to our earnings in 2009.”
     The Coria transaction will add several marketed dermatology products, including the CeraVe® Skin Care Line, Cloderm® Cream for the treatment of dermatoses, Akne-Mycin® and Atralin™ for the treatment of acne, and Salex® for the treatment of hyperkeratotic skin disorders, as well as Tetrix™ Cream for the treatment of hand dermatitis which is expected to be launched later this year. In addition, Coria has several products under development, including line extensions for the CeraVe® brand product line.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
About Coria Laboratories, Ltd.
     Coria Laboratories, Ltd. is a privately held pharmaceutical company based in Fort Worth, Texas, specializing in research, development and marketing of branded prescription and over-the-counter dermatology products. More information on Coria Laboratories and its products is available by visiting its Web site at www.corialabs.com.
FORWARD-LOOKING STATEMENTS
     This press release contains forward-looking statements, including, but not limited to, statements regarding the future growth in Valeant’s dermatology franchise, the commercialization of future products, including Tetrix™ Cream, the impact of the Coria acquisition on Valeant’s earnings and profitability, and the synergies that Valeant expects to realize from the acquisition. These statements are based upon the current expectations and beliefs of Valeant’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to Valeant’s ability to successfully integrate the Coria assets, the potential that competitors may bring to market products or treatments that are more commercially attractive than existing or future Coria products, and other risks and uncertainties discussed in the company’s filings with the SEC. The company cautions the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. The company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this press release. The company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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